Exhibit 99.1

DURECT Receives Back U.S. and Canadian Product Rights to POSIDUR™

CUPERTINO, CA, March 29, 2012 /PRNewswire-FirstCall/ — DURECT Corporation (Nasdaq: DRRX) today reported that Hospira, Inc. has given notice that it is returning its development and commercialization rights to POSIDUR™ (SABER®-Bupivacaine) in the U.S. and Canada. POSIDUR is a post-operative pain relief depot that utilizes DURECT’s patented SABER technology to deliver bupivacaine and is designed to provide up to three days of pain relief after surgery.

“We are disappointed Hospira will no longer be our partner, but would like to thank them for the collaboration over the past two years,” stated James Brown, President and CEO of DURECT. “Our plan remains to complete the preparation of integrated safety and efficacy reports that tie together the entire body of work we’ve done with POSIDUR. This information will be submitted to the FDA in conjunction with a pre-NDA meeting that we anticipate will occur this summer.”

About POSIDUR

POSIDUR is a post-operative pain relief depot that utilizes DURECT’s patented SABER technology to deliver bupivacaine to provide up to three days of pain relief after surgery.

About DURECT Corporation

DURECT is a specialty pharmaceutical company developing innovative drugs for pain and other chronic diseases, with late-stage development programs including REMOXY®, POSIDUR™, ELADUR®, and TRANSDUR®-Sufentanil. DURECT’s proprietary oral, transdermal and injectable depot delivery technologies enable new indications and superior clinical/commercial attributes such as abuse deterrence, improved convenience, compliance, efficacy and safety for small molecule and biologic drugs. For more information, please visit www.durect.com.

DURECT Forward-Looking Statement

The statements in this press release regarding POSIDUR, potential development activities, including the conducting of a pre-NDA meeting in the summer of 2012, and the potential benefits and uses of POSIDUR are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the risk of adverse decisions by regulatory agencies, including product non-approval, delays and additional costs due to requirements imposed by regulatory agencies, potential adverse effects arising from the testing or use of POSIDUR, the potential that the data that we have generated may not be deemed sufficient by FDA or other regulatory agencies to support regulatory approval of POSIDUR, difficulty or failure to, manufacture and commercialize the referenced POSIDUR or avoid infringing patents held by other parties and secure and defend patents of our own, and manage and obtain capital to fund our operations and expenses. Further information regarding these and other risks is included in DURECT’s Form 10-K on March 2, 2012 under the heading “Risk Factors.”

NOTE: POSIDUR™ and SABER®are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners. POSIDUR is a drug candidate under development and has not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities.

SOURCE:	DURECT Corporation
CONTACT:	Matthew J. Hogan, Chief Financial Officer, DURECT 408-777-4936